As filed with the Securities and Exchange Commission on May 9, 2016

Registration No. 333-206618

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

Form S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

VBI VACCINES INC.

(Exact Name of Registrant as Specified in Its Charter)

Delaware	2836	93-0589534
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification No.)

222 Third Street, Suite 2241

Cambridge, MA 02142

(617) 830-3031

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Jeff R. Baxter

Chief Executive Officer

VBI Vaccines Inc.

222 Third Street, Suite 2241

Cambridge, MA 02142

(617) 830-3031

 (Name, address, including zip code, and telephone number, including area code, of agent for service)

With copies to:

Kevin Friedmann, Esq.
Mitchell, Silberberg & Knupp LLP
11377 W. Olympic Blvd.

Los Angeles, CA 90064
(310) 312-3106

(917) 591-6898 — Facsimile

Approximate date of commencement of proposed sale to the public: Not applicable. This post-effective amendment to Form S-3 is being filed to deregister securities not sold under this registration statement.

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☐

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.  (Check one):

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☐ (Do not check if a smaller reporting company)	Smaller reporting company ☒

DEREGISTRATION OF SECURITIES

VBI Vaccines Inc. (the “Company”) previously registered for resale 3,000,000 shares of common stock (the “Shares”) pursuant to a Registration Statement on Form S-3 (File No. 333-206618) filed with the Securities and Exchange Commission (the “Commission”) on August 27, 2015 (the “Registration Statement”) and declared effective by the Commission on September 2, 2015.

In accordance with the undertaking included in the Registration Statement pursuant to Item 512(a)(3) of Regulation S-K, the Company is filing this Post-Effective Amendment No. 1 to the Registration Statement to remove from registration all of the Shares registered under the Registration Statement. The Company is deregistering the Shares in conjunction with the closing, pursuant to the Agreement and Plan of Merger dated October 26, 2015, as amended by that certain First Amendment to Agreement and Plan of Merger dated December 17, 2015, of the merger of Sennicav Acquisition Corporation, a wholly-owned subsidiary of SciVac Therapeutics Inc., with and into the Company. As a result of the merger, the Company became a wholly-owned subsidiary of SciVac Therapeutics Inc. The purpose of this Post-Effective Amendment No. 1 is to deregister all Shares that have not been sold pursuant the Registration Statement prior to the date hereof.

SIGNATURES

In accordance with the requirements of the Securities Act, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and authorized this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Cambridge, Commonwealth of Massachusetts, on May 9, 2016.

VBI VACCINES INC.

By:	/s/ Jeff Baxter
Jeff R. Baxter, Chief Executive Officer
Principal Executive Officer (pursuant to Rule 478 promulgated under the Securities Act of 1933, as amended)